Exhibit 99.1

PORTIONS OF THE TRANSCRIPT HAVE BEEN EDITED TO CORRECT MINOR ERRORS (I.E., “UMS” OR REPEATED WORDS).

LBI MEDIA, INC.

Moderator: Lenard Liberman

November 16, 2009

4:30 pm ET

Operator: Good day everyone and welcome to the LBI Media Third Quarter 2009 Results Conference Call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Mr. Lenard Liberman, CEO and President of Liberman Broadcasting. Please go ahead, sir.

Lenard Liberman: Thank you, operator. Good afternoon and welcome to LBI Media’s 2009 Third Quarter Conference Call. Joining me today are Winter Horton, our Chief Operating Officer; and Wisdom Lu, our Chief Financial Officer.

During this call, I’ll provide an overview of our financial and operating progress since our last earnings report. Winter will provide comments on the performance of our radio stations and I’ll provide comments on our television stations and an update on the EstrellaTV network. And then Wisdom will walk through our financial results. After formal remarks, we’ll open the call up for questions. Wisdom?

Wisdom Lu: Thank you, Lenard. Before we would begin, I would like to remind you that this conference call may contain forward-looking statements within the meaning of the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Statements made during this conference call that address results or developments that will occur or may occur at LBI in the future are forward-looking statements. These statements regarding future plans, events, financial results and prospect or performance at LBI Media are predictions that involve risks and uncertainties and actual results may vary materially. I refer you to the press release that was issued earlier today for important factors that you should consider when evaluating this information. The forward-looking statements made during this call speak only as of the date hereof and the company undertakes no obligations to update such statements to reflect future events or circumstances.

This conference call may also contain a non-GAAP financial term within the meaning of Regulation G as adopted by the SEC. This term is Adjusted EBITDA, which we define as net income or loss less income from discontinued operations, net of tax, plus income tax benefit or expense, net interest expense, interest rate swap income or expense, impairment of broadcast licenses, depreciation, stock-based compensation expense, loss on disposal of property and equipment and other non-cash gains or losses. However, for purposes of this call, we will refer to what we entitle Adjusted EBITDA as simply EBITDA. In conformity with Regulation G, we provided a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, net cash flows provided by operating activities, prepared in accordance with U.S. Generally Accepted Accounting Principles in our press release. This reconciliation is also provided in our quarterly report which will be posted on our website.

Let me return the call to Lenard Liberman who will discuss our performance for the third quarter.

Lenard Liberman: Thank you, Wisdom. As the national recession enters its second year, the broadcast industry continues to be impacted by the effects of the poor economy on the advertising market. While we have seen some improvement in the third quarter with respect to broadcast revenue performance as compared to the first and second quarters of this year, there are markets like Southern California that remained challenged. Fortunately, our ratings and programming successes have allowed us to outperform competitors in our markets and we’re optimistic about the future as we execute our strategic plan.

Previously, we have discussed the key elements of our strategic plan for creating value and strengthening our competitive position in a difficult economy. By remaining focused on our strategy, we will maximize our value and competitive position today and in the future. We already see the benefits of this plan and we remain committed to its execution. Key elements include:

•	Expanding the EstrellaTV network station group into the nation’s largest and fastest growing Hispanic markets through both acquisitions and affiliations,

•	Strengthening our internally created and produced radio and television programming content,

•	Increasing the audience shares of both our radio and TV properties, and

•	Monetizing increased ratings through our highly trained local sales staffs and our wholly-owned national sales organization.

We continue to make progress in many of these key areas, which we’ll talk about in more detail. While performance in the third quarter reflects the weak economy and advertising market, we have again outperformed our peer group in broadcast revenue performance. We continue to believe that with our EstrellaTV network, we will create significant value for LBI and increase our competitive position in the Hispanic television market. To that end we have now successfully affiliated EstrellaTV in 18 markets and with our six owned and operated stations, we now cover over 67% of the Hispanic population of the United States.

During the third quarter of 2009, our overall net revenue decreased 9.7%, from the third quarter of 2008, a significant improvement over the performance of our first and second quarters. Our radio segment posted a revenue decline of 3.9%, while revenues at our TV segment declined by 17.2%, both improvements over the first and second quarters.

Our radio results again outperformed our competitors and much of the weakness in radio that we experienced resulted from a challenging economy in Southern California.

Our TV segment results outperformed the majority of our competitors, which is more significant in that we did not experience any benefit from retransmission revenues. Television results continue to be hurt by a weakened infomercial environment and also reflect the weak economy in California.

Despite the impact of the economic slowdown, our content continues to perform very well and we are delivering solid ratings growth in our markets. Aside from the launch of EstrellaTV in September, we have also launched a radio network based on the successful morning program of our personality, Don Cheto. Winter will discuss this in greater detail momentarily. Along with the prospect of economic recovery throughout the U.S. driving improved revenue results, we are confident that the creation of EstrellaTV with our existing, highly rated TV programming and the launch of the Don Cheto network, will provide great opportunities for Liberman Broadcasting into the future.

Now, I would like to turn the call over to Winter who will review the performance of our radio segment. And then I will follow up with some comments about our television business and EstrellaTV.

Winter Horton: Thanks, Lenard.

Although the economic recession continues to present challenges in the advertising market, we’re encouraged by the improvements we saw in radio revenue results in the third quarter compared to the first half of the year. Much of this is a result of our ability to achieve and sustain strong ratings in our markets and monetize these ratings with our superior sales staffs.

During the third quarter, the food and drink and entertainment sectors continued to show improvement. Also, legal and professional services remained strong. There were modest increases in telecom as well, and upcoming advertising in this sector seems promising. Auto advertising remains challenged but we’re beginning to see requests for proposals from car manufacturers. However, with the end of the “Cash for Clunkers” program and General Motors’ bankruptcy reorganization, we do not believe that auto advertising has yet turned the corner.

In Los Angeles, our leading FM format, Que Buena, remains the number one rated Hispanic radio station during morning drive in the September Arbitron PPM among 18 to 34 year old Hispanic adults. In the August through September Arbitron books, Don Cheto is again beating Univision’s Piolin personality in all adult demos –18 to 34, 18 to 49, and 25 to 54.

Our syndication efforts for the Don Cheto Show continue to produce results. We have now signed nine affiliates across the country with another twelve pending. In addition, we’ve executed key endorsement deals with several major advertisers featuring Don Cheto. This is a tribute to the widespread appeal and popularity of this top radio personality.

KHJ, our full market AM station in Los Angeles remains the number one Hispanic AM station among Hispanic persons 18 to 49, and we continue to benefit from our strategic alliance with the L.A .Dodgers.

In Riverside-San Bernardino, the 6th largest Hispanic market in the U.S., KRQB-FM ranks #2 in the Inland Empire among Spanish stations in the Adults 18 to 49 demographic. Also in this important Hispanic market, Don Cheto remains the number one DJ in morning drive with adults 18 to 34.

In Houston, KTJM, La Raza, is the #2 ranked Spanish language radio station in the market in the September 2009 PPM. And after an extended absence, our morning disc jockey on KTJM has returned and we anticipate increased ratings for KTJM as a result.

In Dallas, we operate three of the top five Spanish radio stations in this market. KBOC, La Zeta, has experienced success in Dallas and is now our #1 station in the market. KBOC has shown impressive growth and increased rank position.

Our flagship regional Mexican format, La Raza, KNOR, continues to perform well and with KBOC, dominates the regional Mexican music category in Dallas.

We have completed our new broadcast facilities in Dallas and completed our move this past week. The new facilities house all of our Dallas radio studios, KMPX TV, our EstrellaTV network operations, and our local administrative functions. We believe that this state-of-the-art facility will facilitate our growth well into the future.

Now, I’d like to turn the call back over to Lenard to discuss our television performance.

Lenard Liberman: While revenue declined year-over-year at our television stations in the third quarter, there was again improvement in the sequential performance of our television group, from a decrease of 23.9% and 20.3% in the first and second quarters of 2009, respectively, to a decrease of 17.2% in the third quarter. Our ratings continue to strengthen and improve in our markets and we are cautiously optimistic that we’ll see further improvements in upcoming quarters.

KRCA-TV in Los Angeles continues to perform well and our original programming continues to resonate with Hispanics of all ages. Since our new programming line-up for the fall premiered, ratings for EstrellaTV have grown about 50% year-over-year. We are also experiencing rating successes at our television stations in Dallas and Houston. The launch of EstrellaTV has garnered attention for our owned and operated television stations, and we are seeing increased business from large national advertisers as a result.

As mentioned in our last call, we signed an affiliation agreement which Tribune Company’s WPIX TV covering the New York City market. In addition, we have received FCC approval for the purchase of the TV station WASA and expect to close that transaction in the latter part of this year, or early next year. This will be our seventh owned and operated television station. We believe that our programming will resonate with New York Hispanics and the EstrellaTV network will provide an attractive alternative to existing television stations.

The much-anticipated launch of EstrellaTV took place on September 14. The launch has been successful and the network is performing in line with our revenue expectations. Prior to the launch, we secured a number of key affiliations including Sunbeam Television in the Miami-Fort Lauderdale market, Titan Broadcasting in three California markets, CCA in four Texas markets, Belo Corp in markets across Texas, Arizona, and Oregon, and Hearst Television covering New Mexico and three Florida markets. In addition, during the third quarter, we signed an affiliation agreement with the Sinclair Broadcast Group for a television station in Las Vegas, Nevada, the 22nd largest Hispanic market in the country. Combined with our six owned and operated stations and our affiliates, we now have distribution in 24 markets reaching over 67% of the U.S. Hispanic television households. We have several affiliation agreements pending and are pursuing additional distribution partnerships in Hispanic markets throughout the U.S.

We continue to enhance our television programming content with new and creative ideas. We currently have a diverse lineup of shows that appeal to a wide variety of Hispanic audiences in many demographics. On our last call, I mentioned that we are in production with new television shows for the November Sweeps period. I am pleased to announce the addition of three new shows to our programming lineup: Estrellas Hoy, Historias Delirantes, and Tengo Talento, Mucho Talento. Estrellas Hoy is a celebrity gossip show that airs weekday afternoons and Historias Delirantes is a dramatic series based on psychological thrillers that airs on Saturday night. Our newest hit, Tengo Talento, Mucho Talento, began airing on October 5th and is a talent show with a large cash prize and the promise of launching the career of the winner in the entertainment industry. Tengo Talento, Mucho Talento has delivered large ratings and has garnered ratings increases of over 150% over the same time period one year ago.

Our rating success as reflected in Nielsen across our various owned and operated markets, differentiates us from other networks attempting to target the Hispanic market. Also, our ability to provide our affiliate partners with the full backing of our wholly-owned national sales organization, Spanish Media Rep Team, or SMRT, provides a service no one else can offer. With offices located throughout the U.S. and dedicated sales professionals focused on developing television network and spot advertising dollars exclusively for EstrellaTV, SMRT is a key component of the future success of the network. We remain committed to serving our owned and operated and affiliated television stations with the best of programming and representation Hispanic media has to offer. The combination of LBI’s properties in the most important Hispanic markets and the successful launch of our national network EstrellaTV, along with the proven original programming we produce at our wholly-owned studios offer the prospect for growth that cannot be matched by anyone else in Hispanic media.

Looking ahead, although the economic environment remains challenging, we remain committed to executing our strategy and investing in our content with a goal of further strengthening our strategic position and creating value.

Now, I’m going to turn over the call to Wisdom who will discuss in more detail our third quarter financial performance.

Wisdom Lu: Thank you, Lenard. For the third quarter of 2009, net revenue decreased by 9.7%, to $27.5 million, as compared to $30.5 million for the same period in 2008. This decrease was primarily attributable to lower advertising revenues in both our television and radio segments as the result of the continued impact of a difficult U.S. economy, lower radio advertising revenue in our Southern California markets, and lower television advertising revenues in most of our markets.

Total operation expenses, excluding broadcast license impairment charges in the third quarter of $75.4 million, decreased by $1.9 million, or 9.0%, to $19.3 million for the three months ended September 30, 2009, as compared to $21.2 million for the same period in 2008. This decrease was primarily due to a $1.0 million decrease in program and technical expenses and a $0.8 million decrease in loss on disposal of property and equipment, which primarily resulted from the write-off in the third quarter of 2008 of assets related to damages from Hurricane Ike.

The decline in program and technical expenses resulted from an increase in our estimate over the period over which our internally produced programs contribute to our revenues. As previously described in our first and second quarter earnings calls, this change in methodology was implemented on January 1, 2009. If the change had not been made, our program and technical expenses would have been approximately $1.3 million higher during the three months ended September 30, 2009.

Adjusted EBITDA decreased by $2.0 million or 16.0% to $10.7 million for the three months ended September 30, 2009, as compared to $12.7 million for the same period in 2008. This change was primarily the result of the overall decline in radio and television advertising revenues, partially offset by the decrease in program and technical expenses as previously described.

We reported a net loss of $76.9 million for the three months ended September 30, 2009, as compared to a net loss of $29.4 million for the same period in 2008, an increase in net loss of $47.5 million.

Turning to our balance sheet, we had approximately $1.1 million in cash as of September 30, 2009. Our debt balance was approximately $382.7 million, which included a $116.0 million in term loan debt and $40.5 million outstanding on our revolver. Since September 30, we have borrowed, net of repayments, an addition of $1.2 million.

This will conclude our formal remarks and at this time, I’d like to open up the floor for any questions. Operator?

Operator: Thank you. If you do have a question, please press star 1 on your touchtone telephone. Also if you are using a speakerphone, please make sure your mute button is turned off to allow your signal to reach our equipment. Once again, it is star 1. At this time if you do have a question, we’ll pause for just a moment to give everyone the opportunity to queue.

Our first question will come from Bishop Cheen with Wells Fargo.

Bishop Cheen: Hi, Lenard; hi, Wisdom; thank you for the update. Let me just focus on a few key things here. Not necessarily in any order, but the KSEV deal closing, when do you anticipate that will be finished?

Lenard Liberman: Probably early next year.

Bishop Cheen: OK. And the proceeds will – are they earmarked to pay down debt or just for general corporate purposes or…?

Lenard Liberman: I’m sure we’ll pay down on the revolver with it.

Bishop Cheen: OK. The covenant leverage at September 30?

Wisdom Lu: Three point nine.

Bishop Cheen: Three point nine?

Wisdom Lu: Yes.

Bishop Cheen: OK. And that’s strictly – is that – remind me again, is that net of cash, the way that works or is that a gross number?

Wisdom Lu: That is a gross number.

Bishop Cheen: Gross number, OK. The Cap Ex, is there – because I don’t – I haven’t had a chance to get the Q yet, I’ve got to go fish for it and really it wasn’t in the press release, right?

Wisdom Lu: Statement of cash flows was not in the press release, no?

Bishop Cheen: Oh, yeah, it is, I’m sorry. OK. So I’m just trying – I’m just trying to get a feel for how you know how much cash you’re going to need? Let’s say in the next you know 12-15 months as you bring Estrella more up to speed and do any other Cap Ex. I think you indicated that the significant Cap Ex was behind you?

Lenard Liberman: Yeah, that would have been the Dallas facility, which has been completed, so we really don’t have many projects that come to mind right now.

Bishop Cheen: OK. And then the launch of the three new shows, as you – as we get into 2010, I’m assuming you’re going to be launching a bunch of new shows for Estrella, yes?

Lenard Liberman: We already produce a pretty full complement. There’s one other program we made – that we have in mind to produce right now, but unless something else gets canceled, we probably don’t need to produce anything else.

Bishop Cheen: OK.

Lenard Liberman: That show was – would replace a show.

Bishop Cheen: All right, so, maybe one more that you’d have to do a full production on that is not already in the can, as they say.

Lenard Liberman: Correct.

Bishop Cheen: OK, and then, the working capital needs of Estrella again, it’s probably an unfair question because – well, I’ll ask it anyway, because Estrella really launched in September and so, I assume you’re fine tuning it, as you – as you go through it but yet there’s still a lot, let’s say, heavy lifting to be done to get it to the affiliate strength that you want and the reach you want. So, I’m just trying to figure out how much that’s going to take from what you have – still $150 million, full capacity revolver?

Wisdom Lu: So, of the $150.0 million, we borrowed $40.5 as of September 30. So we’ve got about $110.0 left.

Bishop Cheen: Right.

Wisdom Lu: And you know, Lenard can certainly fill me in or Winter can, but I think a lot of the heavy lifting for the EstrellaTV network has been done already. The programming that we do for our O and O stations, it’s the, you know, we’re already fully expensing or capitalizing over our own, you know, our own stations and we’re just extending that over to the network.

So, there’s no additional programming cost per se, you know, so I’m not sure, you know, I assume we could do some more, you know, promotional type activities, but it’s really kind of early to tell yet, because as you said, you know, the network launched mid-September, so I think it’s kind of early yet to try to say, you know, what an Estrella P&L looks like. But in terms of additional ticket item expenses, I’m not – I can’t think of any.

Bishop Cheen: Right, and then the other part – it’s hard to assess or part of the normal, you know, we’ve seen how you’ve kind of improved the negative EBITDA, at the radio division, that looks like Q3 was kinder and gentler than the first half, in terms of the fall on EBITDA. But television is still taking some pain, and again that’s before basically, before you really launched Estrella, because Estrella was in there for what, a couple of weeks? That’s not exactly, you know, the cavalry.

So I’m just trying to figure out how much pain ahead there is for television compared to – compared to your radio? I mean, that’s what always makes it a little bit difficult in gauging LBI, because you know, there’s moving parts and you’re launching this major new change in television, you know, right into what is still a very weak-kneed kind of ad market.

So can you give us anything anecdotal or something general or specific as you want, to give us a feel for, you know, what you see?

Lenard Liberman: Really, it’d probably be inappropriate to give specific guidance on a division, but I would just say that that we’re confident in the network and from what we see, I don’t see the drain – I don’t see a drain on earnings or on cash flow.

Bishop Cheen: OK. So and again the – I think you have a very large covenant on that secured credit facility, the maintenance covenant. You’re at 3.9 and you have if you could remind again, Wisdom.

Wisdom Lu: We have seven. So, coverage is seven and we’re at 3.9.

Bishop Cheen: Right. OK. So you have a lot of – a lot of head room?

Wisdom Lu: Yes.

Bishop Cheen: So to speak. OK. Do you – and then the last thing I would say is, of all the quarters that you look at – let’s say for the flavors of Q4, Q1, Q2, Q3. What do you think is the easiest quarter for something like Estrella and what’s the biggest challenge, which quarter might be the tougher challenge?

Lenard Liberman: First quarter, traditionally, in broadcast, it’s always the toughest quarter just because folks typically don’t advertise, you know, until in the middle of February. So, although we don’t have a lot of experience in the network business, so we’re sort of learning the business as we go. But certainly in terms of traditional broadcast, first quarter is going to be your most challenging and second quarter is going to be your best and fourth quarter your third best. But you know it’s all new and you know our ratings in general have done quite well. So there are – we’re getting good reception from the advertising community in our opinion. But it remains to be seen, how much revenue there is available in the first quarter.

Bishop Cheen: Right. Hispanic TV tends to – for whatever reason, historically, be a little different in that Q4 tends to be a stronger quarter. But again, things are so – been so topsy-turvy. In general, it’s hard for us to know what normal is these days.

Lenard Liberman: That’s true.

Bishop Cheen: OK. I’ll tell you what, I’ll shut up, pass the baton and may come back for one more at the backend. Thank you, Lenard. Thank you, Wisdom.

Lenard Liberman: A pleasure.

Wisdom Lu: You’re welcome.

Operator: And once again, it is star 1 if you do have a question. Moving on, we’ll hear from Todd Morgan with Oppenheimer.

Todd Morgan: Yeah. Thank you. Good afternoon. A couple of quick things I guess, looking at SG&A and comparing that versus last year’s it’s basically flat. Revenues in the whole are down a little bit. And SG&A through the years, it’s been down some. So this quarter was a little bit off that trend. Is that kind of Estrella related expenditures or is there other things going on there?

Wisdom Lu: Yes. No, that is somewhat Estrella Television related.

Todd Morgan: OK.

Wisdom Lu: So some additional cost quarter over quarter related to satellite expenses and things like that are new for the network.

Todd Morgan: Would those be in SG&A or would they be in the production side?

Wisdom Lu: I believe those are – you’re right, that’s on the production side and there are some additional headcount payroll expenses related to the network.

Todd Morgan: OK. No, that makes sense. It’s just – the trend was a little bit different in the past. I guess the second thing is, as far as television revenues, I knew you’ve talked, Lenard, in the past about trends in the infomercial space. And I guess if Topline TV revenues are down 17%, should we be thinking about that differently if we were, for example, going to eliminate the infomercial component of that revenue stream? I mean, is that revenue change different?

Lenard Liberman: Oh, yes. Significantly so.

Todd Morgan: I mean, I was …

Lenard Liberman: … infomercial might be 30% down.

Todd Morgan: Right. OK. So the real sort of core-advertising in the area that you – it sounds like you’re really focusing on is a lot different than that number. I mean, do you have any sense of what that would be?

Lenard Liberman: At national, it would be the lowest drop. National – I’ll give it to Wisdom. I hope the number is in front of you. National, the high single digits down approximately and I think local the – they may have double-digit, you know, sort of – do you have the number in front of you?

Wisdom Lu: Yes. So, if you take a look at National for the third quarter, it’s actually up 5%; and local’s down 14%, infomercial’s down 24%.

Todd Morgan: OK. So that’s – all right. So that’s really the trick. And again, sort of thinking further down the road, should we anticipate that that infomercial component really is going to come back or is it just – you just hope that it would sort of level off at this area?

Lenard Liberman: I think you just had a benefit of comps to prior quarters. Fourth quarter last year was the first quarter that we were actually down. Last year in third quarter, we were actually up, so …

Todd Morgan: OK.

Lenard Liberman: I think as now as we enter fourth quarter, the comps are different. So what you see is, you see a stabilization only because it’s dropped to the point where it starts to stabilize.

Todd Morgan: And it’s not like the national and local advertising. It’s not a displacing infomercial time. In other words, the infomercial I’m assuming is in the non-prime hours or non-core hours of the business.

Lenard Liberman: That’s right. And it really was in two industries, so you can understand the perfect storm. One is, the biggest user or buyer of infomercials are local car dealers. And the second biggest were home mortgages.

Todd Morgan: I guess that kind of answers that then. You exactly know. OK. No. No. No, that makes sense. Just the third and final thing, is EstrellaTV, l guess it started at the middle of September, you know, very late in the third quarter, I mean, should we – would there be discernable impacts in the fourth quarter do you anticipate at this point? I mean, with the revenues split you have with the affiliates and the ad book that you have at least at this point?

Lenard Liberman: I don’t follow the question.

Todd Morgan: Well, we’re looking again. I’m assuming that that revenue from EstrellaTV would show up in the TV sort of segment reporting.

Lenard Liberman: Yes, that’s correct.

Todd Morgan: And given that you will at least in the full fourth quarter have EstrellaTV up and running for that full period, I mean, do you anticipate any of, you know, revenue impact in the fourth quarter, the expenses obviously will be there. But the revenue impact should – will that be something that’s going to be accretive at this point or is it still kind of in a build-out mode?

Lenard Liberman: No, that would be accretive.

Todd Morgan: Good. All right. Well then, that’s it. Thank you.

Operator: And now, the final reminder, it is star 1 if you do have a question. Next, we’ll take a follow-up from Bishop Cheen with Wells Fargo.

Bishop Cheen: Hey, thank you. I forgot to ask. Do you have any pending acquisitions that you have announced that, you know, will impact balance sheet.

Lenard Liberman: WASA is the one we have mentioned. It’s $6.0 million for …

Bishop Cheen: But…

Lenard Liberman: Sorry?

Bishop Cheen: OK. I’m sorry, so, I’m getting confused. So, in Houston, we have KSEV leading…

Lenard Liberman: That’s for sale. We’re selling that station.

Bishop Cheen: For $6.5. And then coming is W …

Lenard Liberman: A-S-A.

Bishop Cheen: In where?

Lenard Liberman: New York City.

Bishop Cheen: In New York City, right. And that is going to be how much?

Lenard Liberman: $6.0 million dollars.

Bishop Cheen: Six, OK and the timing on that one?

Lenard Liberman: Early next year, January.

Bishop Cheen: OK, Q1 2010.

Lenard Liberman: Right, and then you know we flipped our KDES deal. We bought the station and flipped it in escrow and we’re making some money on that.

Bishop Cheen: Right. OK. All right. And then those – I mean, usually, those are the only – those are usually the things to drive capital inflow or outflow. So those would be the two main capital events that you see in near-term, correct?

Lenard Liberman: Yes.

Bishop Cheen: OK. Thank you.

Lenard Liberman: No problem.

Operator: And moving onto our next question, it will come from Jared Golub with Marblegate.

Jared Golub: Hi, thanks for taking my call. Just a quick question on KSEV the – because that’s an LMA. It’s the only real P&L impact. The loss of the LMA fees, which I guess is revenue or there are costs associated with it?

Lenard Liberman: Mostly revenue.

Jared Golub: Mostly revenue. So basically the revenue is – kind of all falls to the bottom line?

Lenard Liberman: Mostly yes.

Jared Golub: OK. All right, thank you.

Operator: And there are no further questions at this time. I’d like to turn the conference back over to Mr. Liberman for any additional or closing comments.

Lenard Liberman: Thank you, operator. I thank everybody for listening in and I appreciate your support.

Operator: And that does conclude today’s conference. We’d like to thank you all for your participation.

END